PROCOPIO 12544 High Bluff Drive Suite 400 San Diego, CA 92130 T. 858.720.6300 F. 619.235.0398

DEL MAR HEIGHTS LAS VEGAS ORANGE COUNTY PHOENIX SAN DIEGO SILICON VALLEY

EXHIBIT 5.1

July 20, 2020

CleanSpark, Inc.

1185 South 1800 West, Suite 3

Woods Cross, UT 84087

Re: Registration Statement on Form S-3 (No. 333-228063)

Ladies and Gentlemen:

We have acted as special counsel to CleanSpark, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”) filed with the Securities and Exchange Commission (the “Commission”) on October 30, 2018 (No. 333-228063), as amended on November 15, 2018, declared effective on November 20, 2018 (the “Registration Statement”), the prospectus supplement to be filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Act, together with the base prospectus included within the Registration Statement (the “Prospectus”), relating to the offer and sale by the Company of 1,230,770 shares of common stock, $0.001 par value per share (the “Shares”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the sale of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. In rendering the opinions expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the authenticity of the originals of such copies. We are opining herein as to Nevada general corporate law, and we express no opinion with respect to any other laws.

procopio.com

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

The Shares being offered by the Company and which are being registered in the Prospectus, when issued, sold and delivered against payment therefor as described in the Prospectus, will be validly issued, fully paid and non-assessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Procopio, Cory, Hargreaves & Savitch LLP

Procopio, Cory, Hargreaves & Savitch LLP